Exhibit 10.14

Envista Holdings Corporation & Subsidiaries Severance Plan
Senior Leaders Severance Pay Component

Plan And Summary Plan Description

(Effective as of Closing of Envista Holdings Corporation’s Initial Public Offering)

Envista Holdings Corporation & Subsidiaries Severance Plan
Senior Leaders Severance Pay Component
(Effective as of Closing of Envista Holdings Corporation’s Initial Public Offering)

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Envista Holdings Corporation & Subsidiaries Severance Plan
Senior Leaders Severance Pay Component
(Effective as of Closing of Envista Holdings Corporation’s Initial Public Offering)

Plan and Summary Plan Description
I.Introduction
Envista Holdings Corporation (the “Company”) has established this Senior Leaders Severance Pay Component, a component of the Envista Holdings Corporation & Subsidiaries Severance Plan (the “Plan”) for the benefit of eligible domestic (United States) Senior Leader employees of the Company and the Company’s domestic (United States) affiliates (individually and collectively referred to as the “Employer”) effective as of the closing of the Company’s initial public offering). The purpose of the Plan is to provide an eligible Senior Leader employee who is terminated under the conditions described herein a measure of financial security while seeking new employment.
The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) and a severance pay plan within the meaning of United States Department of Labor regulations section 2510.3-2(b). The Plan, including this document and the applicable wrap document, supersedes any Employer severance pay plans, programs or policies affecting eligible employees, both formal and informal. This document along with the applicable wrap document serves as the plan document and this document serves as the Summary Plan Description for all purposes under ERISA.
Nothing in this Plan is to be read or interpreted as changing the Employer policy that all covered employees are employed at will, and the Employer continues to retain the absolute right and power to terminate any employee with or without good cause and with or without prior notice. Furthermore, nothing contained in this Plan confers any right or guarantee of continued employment on any employee. No one has any authority to make any promises or commitments changing this employment at will policy, unless clearly set forth in a written employment agreement specifically designated as such and signed by an authorized officer of the Employer.
II.Eligibility
A.Eligible Employees
Regular full-time salaried employees of domestic (United States) Employer locations who are notified of their termination of employment and terminated from their employment on or after January 1, 2019 (unless otherwise provided in Section II.A.3.) and who meet one of the following requirements (an “eligible employee”) shall be eligible for severance benefits under this Plan under certain conditions:
1.    The employee is a president of a U.S. operating Employer with annual revenue of at least $100 million, or is a management employee who is a direct report to such a president employee; or
2.    The employee is employed by an Employer in a capacity considered to be the equivalent of or a more senior role than “president employees” described in Item 1 above (for example, Envista Holdings Corporation Executive Officers, Corporate Officers, Executive Vice Presidents, Senior Vice Presidents, Group Executives, etc.) or is a management employee who is a direct report to employees in such a senior leadership role.
Eligible employees will be eligible for benefits under the Plan if their employment is permanently terminated due to:
1.    a reduction in the Employer’s workforce or a plant closing;

2.    elimination of their jobs or positions;
3.    termination by the Employer prior to or upon and in connection with a sale or divestiture of the Employer, or any division, business unit, plant or office location of the Employer; or
4.    the determination in the Employer’s sole judgment that they are unsuited for their position, and/or their performance, though well-intentioned, does not meet the Employer’s standards. Despite this provision, employees terminated for “cause” (see definition in Section II.B below) are not eligible for benefits under this Plan.
For purposes of the Plan, a “full-time” employee is one regularly scheduled to work 30 or more hours per week.
The Plan does not apply to part-time employees (employees regularly scheduled to work less than 30 hours per week), temporary employees, independent contractors, consultants, individuals performing services for the Employer who have entered into an independent contractor or consulting agreement with the Employer, or leased workers or personnel of the Employer. In particular, individuals not treated as employees by the Employer on its payroll records are excluded from participation even if a court or administrative agency determines that such individuals are employees and not independent contractors.
The decision as to whether or not an employee is eligible for severance is solely within the Plan Administrator’s discretion.
B.Employees Ineligible to Receive Benefits
An otherwise eligible employee shall not be eligible for severance benefits under the Plan if the Plan Administrator determines, in its sole discretion, that:
1.    the employee is eligible for severance benefits under the Salaried Employees Severance Pay Component under the Plan;
2.    the employee voluntarily quits or is discharged for cause, as determined by the employee’s Employer in its sole discretion (“cause” for purposes of the Plan means: (i) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Employer, or any other action in willful disregard of the interests of the Employer; (ii) the employee’s conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation), or (3) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of the Employer; (iii) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (iv) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Company’s Standards of Conduct as amended from time to time; (v) the employee’s violation of any restrictive covenant agreement with an Employer; (vi) the employee’s engaging in any activity that is in conflict with the business purposes of the Employer, as determined in the Employer’s sole discretion, or (vii) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under this Agreement);
3.    the employee voluntarily elects to retire;
4.    the employee terminates employment by reason of death;
5.    the employee terminates employment under circumstances that entitle the employee to receive long term disability benefits;
6.    the employee’s position is eliminated by the Employer, but the employee is offered and refuses a position at comparable base salary and comparable annual target incentive compensation at the same location or within commuting distance of his or her home (defined as 35 miles from his or her residence, or his or her current commute, whichever is greater);

7.    the employee’s employment with the Employer is terminated, but the employee is offered and refuses a position at comparable base salary and comparable annual target incentive compensation at the same location or within commuting distance of his or her home (defined as 35 miles from his or her residence, or his or her current commute, whichever is greater) by an entity purchasing the Employer or any division, business unit, plant or office location of the Employer, which employs such employees;
8.    the employee’s employment with the Employer ends after this Plan has been terminated;
9.    the employee has been informed of the termination of his or her employment, but the employee leaves employment with the Employer before a date authorized by the Employer;
10.    the employee has waived the right to severance benefits under this Plan and acknowledged this waiver in writing; or
11.    the employee was notified of his or her termination of employment on or before December 31, 2016.
C.Multiple Severance Arrangements
In the event an otherwise eligible employee is covered by an authorized individual written employment, noncompetition or severance agreement that provides for the payment of severance pay, noncompete pay or other termination or post-termination pay, whether in the form of weeks or months of pay or a flat dollar amount, the terms of such other arrangement shall be honored in terms of the time, form and amount of pay, but such other pay (of whatever nature) shall not be duplicative of severance pay under this Plan. In such event, no such duplicate payment shall be made from this Plan. In the event this Plan provides severance pay in excess of the amount payable under such other arrangement (or provides for severance benefits not available under such other arrangement, such as subsidized COBRA continuation benefits), then only the additional severance pay (or benefits) shall be made under the Plan in accordance with the payment schedule otherwise set forth under this Plan. For example, if an employee with twenty (20) years of service is entitled to six (6) months of noncompete pay in a lump sum payment under the terms of an individual employment agreement (but no subsidized COBRA continuation), and is entitled to twelve (12) months of severance pay under this Plan, then such employee shall receive six (6) months of noncompete pay in a lump sum payment in accordance with the terms of the individual employment agreement, and shall receive the remaining six (6) months of severance pay under this Plan beginning with month (7) from the date benefits under this Plan would otherwise begin. Such employee would also be entitled to subsidized COBRA continuation coverage for twelve (12) months under the Plan, as described in Section IV.B. below.
Notwithstanding anything in the Plan to the contrary, in the event the Employer sponsors its own severance plan for some period of time as approved by the Company (which may occur, for example, in the event of an acquisition), this Plan will not supersede such Employer severance plan for such period of time approved by the Company, and the employees who are eligible for such Employer’s severance plan for such Company-approved period of time will not be eligible for any benefits under this Plan during such time.
III.Calculation Of Severance Pay
A.Severance Pay
The amount of the severance pay an eligible employee will receive will be based on his or her base salary at the time he or she is notified of termination. Any performance/merit reviews that are pending, in process, or “past due” will not affect the amount of the severance pay. For purposes of calculating “salary” for commission sales representatives, the base salary will be based on the employee’s total earnings (salary plus commission) for the twelve-month period preceding the commencement of any severance pay. If the terminating employee’s length of service is less than twelve months, severance pay will be based on the terminating employee’s pro rata earnings during the term of employment.

B.Amount of Severance Pay
Employees are not entitled to any severance pay or benefits under the Plan unless they sign (and do not later revoke) a Separation Agreement and General Release (discussed below).
Eligible employees who sign (and do not later revoke as applicable) a Separation Agreement and General Release within the allotted timeframe shall be entitled to receive severance pay under the Plan equal to a minimum amount of three months of annual base salary, plus one month of annual base salary for each year of service. An eligible employee who is a president of a U.S. operating Employer with annual revenue of at least $100 million shall be entitled to receive severance pay under the Plan equal to a minimum amount of 12 months of annual base salary. The maximum amount of severance pay an eligible employee can receive under this Plan is 12 months of annual base salary. Years of service are calculated in full years as of the date of termination based on the eligible employee’s most recent date of hire (or rehire) and the eligible employee’s most recent anniversary date, as determined by the Employer’s personnel records, unless otherwise provided in Section IV.C.
IV.Provisions Applicable To Severance Benefits
A.Method of Severance Payments - Severance payments and subsidized COBRA continuation coverage will be provided only if the Employer receives a signed Separation Agreement and General Release from the eligible employee as provided in Section IV.F. Severance payments to eligible employees shall be paid in accordance with the Employer’s customary payroll practices for the Employer’s full and partial pay periods until the total severance is paid. Severance pay is subject to any federal, state and local tax deductions and withholding.
B.COBRA Continuation and Subsidized COBRA - The number of months during which the eligible employee is entitled to severance pay is called the “Severance Period.” An employee eligible for severance payments who is enrolled in one or more of the following programs under the Envista Holdings Corporation and Subsidiaries Medical Plan, Dental Plan or Vision Plan (“Envista Holdings Corporation Welfare Benefit Plans”) shall be given the opportunity to continue enrollment and coverage in such programs:
*    Medical
*    Prescription Drug
*    Dental
*    Vision
For purposes of medical, prescription drug, dental and vision coverage, the coverage shall be provided under Section 4980B(f) of the Internal Revenue Code (“COBRA”) for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums) of COBRA. If the eligible employee or one or more covered dependents elects COBRA coverage, he or she shall be solely responsible for paying the full cost of the COBRA coverage (including a two percent administration charge) in the amount and at the time(s) required for as long as, and to the extent that, he or she remains eligible for COBRA coverage, as provided by the COBRA law.
Provided the eligible employee timely signs and returns (and does not revoke when applicable) a Separation Agreement and General Release, the Company shall pay a lump sum payment to the employee equal to the amount the Company would have otherwise contributed toward the employee’s group health, prescription, vision and dental coverage premium as an active employee (“Company COBRA Premium”) for a period of time equal to the Severance Period. Accordingly, the eligible employee shall be receiving COBRA continuation coverage during the Severance Period effectively at the active employee premium contribution rate in effect at the time of the employee’s termination of employment. This lump sum payment shall be subject to standard withholding and payroll deductions.

Enrollment in all other Employer benefits, including the Envista Holdings Corporation & Subsidiaries Disability Plan shall cease on the employee’s last day of work (or on the last day of the calendar month in which the last day of work occurs with respect to the Envista Holdings Corporation & Subsidiaries Life Insurance Plan) and will not remain in effect during the Severance Period. (Note: An eligible employee may be entitled to certain COBRA and reimbursement rights for his or her Health Care Flexible Spending Account. Certain reimbursements from his or her Dependent Care Flexible Spending Account may also be available. Contact Human Resources for details.) Severance pay does not constitute compensation for purposes of any Company or Employer 401(k) Plan or any other plan. All contributions to the Envista Holdings Corporation or Employer 401(k) Plan on behalf of the individual receiving severance under the Plan will cease on the employee’s last day of work and any elections to contribute to that plan will not remain in effect during the Severance Period.
C.Rehire and Calculation of Years of Service - Severance pay and COBRA coverage will cease upon an eligible employee’s rehire with any Employer. Notwithstanding Section III.B., if an employee becomes eligible for severance benefits under the Plan, but is then rehired within the 12 month period following the employee’s date of employment termination, the eligible employee’s years of service may be based on the eligible employee’s prior hire date, but only as provided in this Section IV.C which requires each year of service is only payable once.
If an employee becomes eligible for severance benefits under the Plan, but is then rehired within the 12 month period following the employee’s date of employment termination, and is later separated from service and becomes again eligible for severance benefits under the Plan, the eligible employee’s years of service for purposes of calculating severance pay and subsidized COBRA continuation coverage will be calculated based on the eligible employee’s date of hire used in calculating the Plan’s severance benefits paid out before, provided the employee’s years of service is payable only once.
If any employee is separated, paid the maximum amount of severance pay and the maximum payment for subsidized COBRA coverage (as described in Section IV.B above) to which he was entitled under the Plan and is then later rehired, that employee will begin to accumulate years of service for any subsequent severance pay and subsidized COBRA coverage under the Plan only from the date of rehire.
To the extent an employee begins receiving severance pay under the Plan but is rehired before the all of the severance pay has been paid, the severance pay will cease as of the rehire date, and the employee will be credited with the years of service for which he did not receive severance pay for purposes of calculating any subsequent severance pay under the Plan. Because the Company premium contribution for subsidized COBRA coverage is paid up front in a lump sum, rehired employees are expected to reimburse the Company for any Company COBRA premium contribution paid for any years of service being credited to employee upon rehire. (For example, if an eligible employee is entitled to eight (8) months of severance pay for five years of service, but is rehired within the 12 month period following the employee’s date of employment termination and after six (6) months of severance has been paid, that employee would not be credited with six (6) years of service as of his rehire date for purposes of calculating any later severance pay that could become payable under the Plan. The employee would be credited with the two (2) years of service for which no severance benefit had been paid. The employee is expected to reimburse the amount of the Company’s premium contribution already paid to employee for two months to the Company that paid the COBRA subsidy.)
D.Vacation - An employee shall receive vacation pay for any earned and unused vacation pay in accordance with the applicable Employer’s Vacation Policy then in effect. Vacation benefits are not earned or accrued during the Severance Period.
E.Mandated Payments - The severance pay available under this Plan is the maximum amount an eligible employee is entitled to receive in the event of involuntary termination of employment. To the extent that a federal, state or local law may mandate the Employer to make a payment to an eligible employee because of involuntary termination of employment or in accordance with a plant closing law, the severance pay available under the Plan shall be reduced by the amount of such mandated payment. In no event, however, will an eligible employee’s severance pay under this Plan be less than three (3) months of severance pay. The period of an eligible employee’s subsidized COBRA coverage is reduced in the same way.
F.Separation Agreement and General Release - To receive any severance pay and subsidized benefits under the Plan, an eligible employee must sign a Separation Agreement and General Release in a form prepared by the Company, and this Separation Agreement and General Release shall have the effect of waiving and releasing all legally waivable claims or lawsuits against the Employer and its affiliates, its and their respective officers, directors, agents, representatives and employees based on any facts occurring prior to the time of the effective date of the release. An eligible employee age 40 and older will have 21 days (45 days in case of a group separation program) to consider and sign the Separation Agreement and General Release. An eligible employee age 39 and younger will have 14 days to consider and sign the Separation Agreement and General Release. Eligible employees are advised of their right to contact an attorney of their choice at their own expense to review the Separation Agreement and General Release if they so desire. The eligible employee must then submit a signed Separation Agreement and General Release to the Plan Administrator (or its delegate) within the time specified.
Notwithstanding the foregoing, if any severance pay under the Plan is subject to Internal Revenue Code Section 409A, the payment of such severance pay will begin no later than 90 days after the date the eligible employee’s employment terminates. In the event this 90-day period overlaps two calendar years, the payment of such severance pay will begin in the later calendar year regardless of when the employee signs the Separation Agreement and General Release.
An eligible employee age 40 and older may revoke a signed Separation Agreement and General Release within seven (7) days of signing the Separation Agreement and General Release (within fifteen (15) days for Minnesota employees age 40 and older). An eligible employee age 39 and younger cannot revoke a signed Separation Agreement and General Release. Any revocation by an eligible employee age 40 and older must be made in writing and must be received by the designated Employer representative within such revocation period. An eligible employee who timely revokes the Separation Agreement and General Release shall not be eligible to receive severance pay or continued subsidized COBRA coverage under this Plan. An eligible employee who revokes his or her signature on a Separation Agreement and General Release is required to reimburse the Employer for any severance pay and benefits provided under this Plan prior to the revocation, including severance pay received and COBRA premiums for participation in the Envista Holdings Corporation Welfare Benefit Plans. The Employer reserves all remedies available to it at law for the recovery of such amounts.
G.Section 409A Restrictions - Notwithstanding anything in this Plan to the contrary, in the event any benefit paid to a participant under the Plan constitutes “deferred compensation” for purposes of Internal Revenue Code Section 409A (“Section 409A”), all payments to such participant shall be paid as provided in this Section. Section 409A places certain restrictions on when severance pay may be distributed if the eligible employee is considered a “specified employee” under Section 409A (generally, “specified employees” are the 50 highest-paid U.S. employees of the Company in a given year) and the severance pay is considered “deferred compensation” under Section 409A. Not all severance pay under this Plan, however, is considered deferred compensation for these purposes.
(1)Any payments provided under the Plan on or before March 15th of the calendar year following the eligible employee’s “separation of service” (as defined by Section 409A) will be treated as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4) and not deferred compensation under Section 409A.
(2)If any payments are provided to an eligible employee under the Plan after March 15th of the calendar year following the eligible employee’s “separation of service” (as defined by Section 409A), then to the extent the total of such payments does not exceed the limit provided under the Section 409A exemption for involuntary separation pay, such payments will be considered separation pay due to involuntary separation from service under Treasury Regulation § 1.409A-1(b)(9)(iii) and not deferred compensation under Section 409A.

(3)If the eligible employee is entitled to additional payments under the Plan that are not described in subsections (1) or (2) above, and the eligible employee is considered a “specified employee” under Section 409A (as applied according to Company procedures), such payments will not be made until the earlier of (a) the first day of the seventh month following the date of the eligible employee’s “separation from service” (as defined by Section 409A), or (b) the eligible employee’s death. Any delayed payments will be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the date of the eligible employee’s “separation from service” (as defined by Section 409A).
(4)For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Plan is considered a “separate payment.”
H.Death Benefits - In the event an eligible employee dies after severance pay has commenced but before receiving all of the severance pay otherwise payable to the eligible employee under the Plan, the remaining balance of the deceased eligible employee’s severance pay shall be payable to the deceased eligible employee’s then living spouse. If no spouse survives the eligible employee, then the remaining balance will be paid to the deceased eligible employee’s estate. Such payment shall be made in a single lump sum within 30 days of the date of the eligible employee’s death.
V.Termination Or Amendment Of The Plan
Eligible employees do not have any vested right to severance pay or benefits under this Plan. The Plan is intended to be a continuing part of the Company’s benefits program. However, the Company retains the right to amend the Plan at any time in any and all respects, to terminate the Plan in its entirety, or to exclude participation by the employees of certain Employers, at the Company’s sole discretion and without prior consent of the participants. Any such amendment or termination of the Plan shall be effected by a written instrument signed by the Senior Vice President Human Resources of Envista Holdings Corporation, without need of any resolution of the Board of Directors of Envista Holdings Corporation or any Employer.
VI.How The Plan Is Administered
The Company is the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Company has delegated the authority to decide initial claims for benefits under this Plan to the Company’s Benefits Committee. The Company has delegated the authority to make final determinations on appeals of denied claims under this Plan to the Senior Vice President Human Resources.
The Plan Administrator or its delegate shall have the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. Benefits under the Plan shall be payable only if the Plan Administrator or its delegate determines, in its sole discretion, that an eligible employee is entitled to them. The decisions of the Plan Administrator or its delegate shall be final and conclusive with respect to all questions concerning the administration of the Plan. The Company may, in its sole discretion, provide additional benefits to a Plan participant, or make available additional or other forms of severance pay or benefits.
The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such persons and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

VII.	How To Make Or Appeal A Claim
A.Making a Claim for Severance Benefits - Generally, eligible employees do not need to make a claim for benefits under the Plan to receive Plan benefits (other than completing the Separation Agreement and General Release to obtain severance pay and benefits). However, if an employee believes he is entitled to benefits, or to greater benefits than are paid under the Plan, the employee may file a claim for benefits with the Company’s Benefits Committee within 180 days of the date the employee’s employment with the Employer terminates. The Benefits Committee will either accept or deny the claim, and will notify the claimant of acceptance or denial of the claim within a reasonable period of time after receipt of the claim by the Benefits Committee.
For purposes of this section, a period of time will be deemed to be unreasonable if it exceeds 90 days after receipt of the claim by the Benefits Committee unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Benefits Committee expects to render a decision.
The Benefits Committee shall provide to every claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant:
(1)the specific reason or reasons for the denial;
(2)specific reference to pertinent Plan provisions on which the denial is based;
(3)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(4)appropriate information as to the steps to be taken if the claimant wishes to submit a claim for review; and
(5)a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.
B.Appealing a Denied Claim - A claimant who does not agree with the decision of the Benefits Committee may appeal to the Senior Vice President Human Resources. A claimant may:
(1)request a review upon written application;
(2)receive copies of all documents, records and other information relevant to the claim upon request and free of charge (including items used in the determination, even if not relied upon in making the final determination, and items demonstrating consistent application and compliance with this Plan’s administrative processes and safeguards); and
(3)submit comments, documents, records and other information relating to the claim, even if the information was not submitted or considered in the initial determination, in writing.
The claimant must file any request for review of a denied claim within 60 days after receipt by the claimant of written notification of denial of a claim.
A decision by the Senior Vice President Human Resources shall be made promptly, and shall not ordinarily be made later than 60 days after the Senior Vice President Human Resources’ receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.
The Senior Vice President Human Resources will notify the claimant of its decision in writing. This notice will include specific reasons for the decision, written in a manner to be understood by the claimant, as well as specific references to the pertinent plan provisions on which the decision is based. If the claim is denied, the notice will also include a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents, records or other information relevant to the claim and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. Such civil action must be filed, however, within 180 days after the appeal is denied.
VIII.Other Plan Provisions
A.No Assignment - Severance pay payable under the Plan shall not be subject to alienation, pledge, sale, transfer, assignment, attachment, execution or encumbrance or any kind and any attempt to do so shall be void, except as required by law.
B.Recovery of Payments/Benefits Provided By Mistake - An eligible employee shall be required to return to the Employer any severance pay or Company COBRA Premium contributions, or portion thereof, made by a mistake of fact or law, or contrary to the terms of the Plan (for example, an Employer erroneously pays an eligible employee severance pay in excess of the amount provided by this Plan), and the Employer shall have all remedies available at law for the recovery of such amounts.
C.No Representations Contrary to the Plan - No supervisor, manager, employee, officer, or director of the Employer has the authority to alter, vary or modify the terms of the Plan, other than through authorized written amendment as provided in Section V. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator or the Employer.
D.Plan Funding - No eligible employee shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Employer. Any severance benefits which become payable under the Plan are unfunded obligations of the Employer and shall be paid from the general assets of the Employer. No employee, officer, director or agent of the Employer guarantees in any manner the payment of Plan severance benefits.
E.Severability - If a provision of the Plan is found, held or deemed by the Plan Administrator or a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the provision shall be severed from the Plan and the remainder of the Plan shall continue in full force and effect.
F.Return of Employer Property - Except as otherwise permitted by the Employer in writing, all Employer property (i.e., keys, credit cards, documents and records, identification cards, computers and business equipment, car/mobile telephones, parking stickers, etc.) must be returned by an eligible employee as of his or her date of termination of employment from the Employer in order for the eligible employee to commence receiving severance pay and benefits under the Plan.
IX.Erisa Rights
Participants in the Plan are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants shall be entitled to:
Receive Information About the Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
•Receive a summary of the Plan’s annual financial report (if any). The Plan Administrator may be required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions of Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Employer or any other person, may fire or otherwise discriminate against a Plan participant under the Plan or prevent the participant from obtaining a Plan benefit or exercising a right under ERISA.
Enforcing Rights
If the claim for a Plan benefit is denied or ignored, in whole or in part, a participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if the participant requests a copy of the Plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, the participant may file suit in a federal court. In such case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If the participant has a claim for benefits which is denied after exhaustion of the appeal process, or is ignored, in whole or in part, the participant may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a participant is discriminated against for asserting the participant’s rights, the participant may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person the participant sued to pay these costs and fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds the claim is frivolous.
Assistance with Questions
If a participant has any questions about the Plan, the participant should contact the Plan Administrator. If a participant has any questions about this statement or about rights under ERISA, or if needs assistance in obtaining documents from the Plan Administrator, the participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. Participants may also obtain certain publications about participant rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

X.General Information

Plan Name:	Envista Holdings Corporation & Subsidiaries Severance Plan Senior Leaders Severance Pay Component
Type of Plan:	The Plan is an unfunded severance pay plan, which is a welfare benefit plan under ERISA
Plan Number:
Plan Sponsor:	Envista Holdings Corporation A list of participating employers in this Component of the Plan can be obtained by written request to the Plan Administrator.
Plan Sponsor’s Employer Identification Number:	83-2206728
Plan Administrator - Initial Claims:	Envista Holdings Corporation Attention: Benefits Committee c/o Vice President - Benefits 200 S. Kraemer Blvd, Building E, Brea, CA 92821
Plan Administrator - Appeals	Envista Holdings Corporation Attention: Senior Vice President Human Resources 200 S. Kraemer Blvd, Building E, Brea, CA 92821
Agent for Service of Legal Process:	Envista Holdings Corporation Legal Department Attention: General Counsel 200 S. Kraemer Blvd, Building E, Brea, CA 92821
Plan Year	Calendar year